INVESTMENT MANAGEMENT

March 13, 2006

Wells Fargo Bank Minnesota, N.A.
9062 Old Annapolis Road
Columbia, MD 21045-1951
Attn: Corporate Trust Services (CMBS), Wachovia
Bank Commercial Mortgage Trust, Commercial
Mortgage Pass-Through Certificates, Series 2005-
C19
Wachovia Commercial Mortgage Securities, Inc. 301 South College Street Charlotte, NC 28288 Attn: William J. Cohane, Director

Wachovia bank, National Association NC 1075 8739 Research Drive URP4 Charlotte, NC 28262 Attn: Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2005-C19	ING Clarion Capital, LLC 230 Park Avenue 12th Floor New York, NY 10169 Attn: Stephen Baines

Fitch Ratings One State Street Plaza New York, NY 10004 Attn: Commercial Mortgage Surveillance	S & P Ratings Services 55 Water Street, 10th Floor New York, NY 10041 Attn: CMBS Surveillance Department

Citigroup Global Markets Inc. 388 Greenwich Street, llIh Floor New York, New York 10013 Attention: Ms. Angela Vleck	Credit Suisse First Boston LLC 11 Madison Avenue New York, New York Attention: Mr. Jeffery Altabef

RE:    Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2005-C19

Dear Sir or Madam:

This Officer's Certificate is provided to you by ING Clarion Partners, LLC ("Clarion") pursuant to Section 3.13 of that certain Pooling and Servicing Agreement ("PSA") dated as of June 1, 2005 relative to the above referenced securitization for which Clarion acts as Special Servicer. Capitalized terms used herein shall bear the meaning ascribed to them in the PSA unless otherwise defined in this letter.

The undersigned officer, on behalf of Clarion, hereby informs you that (i) a review of the activities of the Special Servicer and of its performance under this Agreement has been made under such officer's supervision, (ii) to the best of such officer's knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a default in the fulfillment of any such obligation, it has been noted herein, and (iii) the Special Servicer has received no notice regarding qualification, or challenging the status, of REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "grantor trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

Sincerely,

ING Clarion Partners, LLC
A New York limited liability company,
its authorized agent

By: /s/ Bruce G. Morrison
Bruce G. Morrison
Authorized Signatory

ING CLARION
230 Park Avenue, New York, NY 10169
T 212.883.2517
F 212.883.2817
E bruce.morrison@ingclarion.com
www.ingclarion.com